UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2011

R. G. BARRY CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-8769	31-4362899
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13405 Yarmouth Road N.W., Pickerington, Ohio	43147
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 864-6400

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Background
R.G. Barry Corporation (the “Company”) and UTi Integrated Logistics, LLC (“UTi”) are parties to a Distribution Agreement dated February 13, 2009 (the “Distribution Agreement”). The Company and UTi amended the Distribution Agreement pursuant to an Amendment One to Distribution Agreement executed by the Company on August 22, 2011 and by UTi on August 24, 2011 (the “Amendment”).
The Company has determined that as a result of the changes made to the Distribution Agreement by the Amendment, the Distribution Agreement, as amended (the “Amended Distribution Agreement”), may constitute a material definitive agreement for purposes of Item 1.01 of Form 8-K.
The Distribution Agreement
Pursuant to the Distribution Agreement, the Company retained UTi to provide warehouse and distribution services to the Company’s footwear operating unit at a distribution center located in Fontana, California. The compensation payable to UTi under the Distribution Agreement includes a monthly charge based on the square footage utilized by the Company and various variable charges based on volume of product, per unit handling fees, labor utilization, IT support costs and other charges based on services actually utilized.
The Amendment
The Amendment makes the following changes to the Distribution Agreement:
(i)	The initial term of the Amended Distribution Agreement is extended from December 31, 2011 to December 31, 2016. Following the expiration of the initial term, the Amended Distribution Agreement will continue to automatically renew for successive periods of one-year each until a party provides advance notice of non-renewal to the other party.

(ii)	The Amendment permits either party to terminate any services provided under the Amended Distribution Agreement upon ninety days written notice to the other party. UTi must continue to perform the terminated services until the first anniversary of the date of the notice or until the Company is able to relocate the terminated services, if earlier. In the event the Company terminates any services provided under the Amended Distribution Agreement for convenience (i.e., without cause), the Company must continue to pay to UTi base service charges and seasonal service charges applicable to the terminated services for the duration of the term of the Amended Distribution Agreement, subject to adjustment if UTi is able to use the space allocated to the terminated services for other purposes.

(iii)	The Amendment adds certain Pick/Pack and eCommerce services to the scope of the services provided by UTi under the Distribution Agreement. If the Company terminates these new services for convenience, the Company must pay to UTi the remaining unamortized book value of certain equipment that UTi intends to acquire to perform the new services for the Company.

(iv)	The Amendment also establishes a new compensation schedule applicable to the services to be provided by UTi under the Amended Distribution Agreement. The Company currently expects that the total amount it will pay to UTi under the Distribution Agreement and the Amended Distribution Agreement for the fiscal year ending June 30, 2012 will be approximately $4.3 million.

Closing of San Angelo Facility
The Company announced on August 25, 2011 that it intends to close the distribution facility it currently operates in San Angelo, Texas no later than May 31, 2012. Following the closure of its San Angelo facility, the Company intends to rely exclusively on UTi to perform its warehousing and distribution functions for its footwear operating unit pursuant to the Amended Distribution Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. G. BARRY CORPORATION
August 30, 2011	By:	/s/ Jose G. Ibarra
Jose G. Ibarra
Sr. Vice President-Finance & CFO